EXHIBIT 99.1

STANDSTILL AGREEMENT

This Agreement is entered into as of November 23, 2020 (including the exhibits hereto, the “Agreement”), by and among Western Asset Inflation-Linked Income Fund (the “Fund”); Legg Mason Partners Fund Advisor, LLC (the “Administrator”); Western Asset Management Company, LLC (the “Adviser”); and Karpus Management, Inc., d/b/a Karpus Investment Management, for and on behalf of itself, each of its present and future affiliated persons (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including its present and future directors, officers and employees, and entities and accounts that it controls directly or indirectly, or with respect to which it exercises voting discretion, whether such entities or accounts now exist or are organized in the future, including without limitation any such entities and accounts holding shares that were reported on Schedule 13D filed with respect to the Fund by Karpus Investment Management, Inc. (collectively, “KIM”) (KIM together with the Fund, the Administrator and the Adviser, the “Parties” and each individually, a “Party”).

WHEREAS, the Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Administrator serves as the Fund’s administrator pursuant to an administrative services agreement between the Fund and the Administrator;

WHEREAS, the Adviser serves as the Fund’s adviser pursuant to an investment management agreement between the Fund and the Adviser; and

WHEREAS, as of the close of business on November 23, 2020, 2020, KIM may be deemed to be the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) of, in the aggregate, 7,680,826 common shares of beneficial interest of the Fund (“Common Shares”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Section 1.                Tender Offer by the Fund

1.1.            On the basis of the representations, warranties and agreements set forth herein and subject to performance by KIM of its covenants and other obligations hereunder and the other conditions set forth herein:

(a)                The Fund shall conduct a tender offer to purchase for cash 20% (the “Maximum Amount”) of its outstanding Common Shares (the “Tender Offer”). The Tender Offer shall include the following terms: (i) all shareholders shall have the opportunity to tender some or all of their Common Shares at a price equal to 99% of the Fund’s net asset value per share (“NAV”) as determined as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”) on the next trading day after the expiration date of the Tender Offer or, if the Tender Offer is extended, on the next trading day after the day to which the

Tender Offer is extended, (ii) the Fund shall purchase Common Shares tendered and not withdrawn on a prorated basis up to the Maximum Amount if greater than the Maximum Amount of Common Shares are properly tendered and not properly withdrawn, (iii) the consideration to be paid by the Fund for Common Shares purchased under the Tender Offer shall consist solely of cash, (iv) if less than the Maximum Amount of Common Shares have been properly tendered and not withdrawn, then the Fund shall only be obligated to purchase such amount of Common Shares actually tendered, and (v) the Tender Offer shall require odd lot tenders to be subject to the same proration terms as tenders of 100 shares or more.

(b)               The Tender Offer shall not provide for preferential treatment for any shareholders of the Fund.

(c)                The Fund shall use reasonable efforts to commence the Tender Offer as soon as reasonably practicable following the date of this Agreement, but in no event later than December 11, 2020, subject to Section 1.1(d) below.

(d)               Although the Fund has committed to conduct the Tender Offer under the circumstances set forth above, and notwithstanding Section 1.1(c) above, the Fund will not commence the Tender Offer or accept tenders of the Fund’s Common Shares during any period when (i) such transactions, if consummated, would: (A) result in the delisting of the Fund’s shares from the NYSE or (B) impair the Fund’s status as a regulated investment company under the Internal Revenue Code of 1986, as amended (which would make the Fund a taxable entity, causing the Fund’s income to be taxed at the fund level in addition to the taxation of shareholders who receive distributions from the Fund); or (ii) there is any (A) legal or regulatory action or proceeding instituted or threatened challenging such transaction, (B) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), including the Nasdaq Stock Market and the NYSE MKT LLC or (C) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State. In the event of a delay pursuant to any of clauses (i) or (ii) above, the Fund will provide prompt written notice to KIM together with a detailed analysis of the reason for such delay and reasonable support for such determination. In the event of a delay pursuant to either of clauses (i) or (ii) above, the Fund will commence the Tender Offer as soon as practicable and not later than 20 days after the termination of such delaying event.

(e)                Other than in connection with regularly scheduled distributions under a dividend reinvestment plan, the Fund shall not issue any Common Shares or any securities exchangeable or convertible into Common Shares prior to the payment of the Tender Offer proceeds.

1.2.            KIM agrees to tender, or cause to be tendered, all of the Common Shares of which it is the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) in the Tender Offer.

Section 2.                Additional Agreements

2.1.            KIM covenants and agrees that during the period from the date of this Agreement through the date that is the earlier of (a) such date that the Fund determines not to conduct the Tender Offer pursuant to Section 1.1(d) (which date shall not include a determination to delay the Tender Offer pursuant to the last sentence of Section 1.1(d)) and provided that the Fund shall provide, within three (3) calendar days, written notice to KIM of any such determination not to conduct or to delay the Tender Offer, and (b) the third anniversary of the date of this Agreement (the “Effective Period”), it will not, and its principals, directors, general partners, members, officers, employees, agents (acting on its behalf), affiliated persons (as defined in the 1940 Act and which, for the avoidance of doubt, shall include (without limitation) any account or other pooled investment vehicle now or in the future managed, advised or sub-advised by KIM or its affiliated persons) and parties and representatives directly or indirectly controlling or controlled by KIM, as of the date of this Agreement and in the future, will not, directly or indirectly, alone or in concert with others (including, by directing, requesting or suggesting that any other person take any of the actions set forth below), unless specifically permitted in writing in advance by a fund or management of a fund, take any of the actions with respect to the Fund or each fund listed on Exhibit A hereto (collectively, the “Franklin Templeton Fixed Income Closed-End Funds”, individually, a “Franklin Templeton Fixed Income Closed-End Fund”), as set forth below:

(a)                effect, seek/seek to, offer/offer to, engage in, propose/propose to (whether publicly or otherwise and whether or not subject to conditions) or cause, participate in or act to, or assist any other person to effect, seek/seek to, engage in, offer or propose/propose to (whether publicly or otherwise) or cause, participate in or act to (other than as specifically contemplated by this Agreement):

(i)                 any “solicitation” of “proxies” or become a “participant” in any such “solicitation” as such terms are defined in Regulation 14A under the Exchange Act, including any otherwise exempt solicitation pursuant to clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b), in each case, with respect to securities of a Franklin Templeton Fixed Income Closed-End Fund (including, without limitation, any solicitation of consents to act by written consent or call a special meeting of shareholders);

(ii)               knowingly encourage or advise any other person or knowingly assist or act to assist any person in so encouraging or advising any person with respect to the giving or withholding of any proxy, consent or other authority to vote (other than such encouragement or advice that is consistent with the recommendation of the management of a Franklin Templeton Fixed Income Closed-End Fund with respect to such fund in connection with such matter) with respect to such fund;

(iii)             any (i) tender or exchange offer for securities of a Franklin Templeton Fixed Income Closed-End Fund (aside from the Tender Offer contemplated by Section 1 or any other tender offer offered by a Franklin Templeton Fixed Income Closed-End Fund to all shareholders), or any merger, consolidation, business combination or acquisition or disposition of assets of a Franklin Templeton Fixed Income Closed-End Fund, or (ii) recapitalization, restructuring, open-ending, liquidation, dissolution or other similar transaction with respect to a Franklin Templeton Fixed Income Closed-End Fund (it being understood that the foregoing shall not restrict any person from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other shareholders of such fund or from participating in any such transaction that has been approved by the Board of Trustees/Directors of such fund (the “Board”), subject to the terms of this Agreement);

(iv)             engage, directly or indirectly, in any short sale that derives substantially all of its value from a decline in the market price of a Franklin Templeton Fixed Income Closed-End Fund (for the avoidance of doubt KIM may short sell broad based indices);

(b)               form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act and Rule 13d-5(b)(1) thereunder) with respect to the securities of a Franklin Templeton Fixed Income Closed-End Fund or in connection with seeking the election or removal of any member of a Board of a Franklin Templeton Fixed Income Closed-End Fund;

(c)                deposit any securities of a Franklin Templeton Fixed Income Closed-End Fund in any voting trust or subject any securities of a Franklin Templeton Fixed Income Closed-End Fund to any arrangement or agreement with respect to the voting of the securities of such fund, including, without limitation, lend any securities of a Franklin Templeton Fixed Income Closed-End Fund to any person or entity for the purpose of allowing such person or entity to vote such securities in connection with any shareholder vote or to execute a written consent with respect to such securities or to sell such securities, other than any such voting trust, arrangement or agreement solely among the members of KIM;

(d)               seek, alone or in concert with others, (i) election or appointment to, or representation on, the Board of a Franklin Templeton Fixed Income Closed-End Fund, or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board of a Franklin Templeton Fixed Income Closed-End Fund, or (ii) the removal or resignation of any member of the Board of a Franklin Templeton Fixed Income Closed-End Fund, or knowingly encourage any such actions in clause (i) or (ii) specifically with regard to a Franklin Templeton Fixed Income Closed-End Fund;

(e)                make any proposal for consideration by shareholders at any annual or special meeting of shareholders of a Franklin Templeton Fixed Income Closed-End Fund (pursuant to Rule 14a-8 under the Exchange Act or otherwise), or take any action (other than in accordance with this Section 2.1 and Section 2.2) with respect to any shareholder proposal or written consent submitted prior to the date of this Agreement or during the Effective Period;

(f)                make a request for a shareholder list or other books and records of a Franklin Templeton Fixed Income Closed-End Fund under the laws of the jurisdiction in which such fund was organized, or under any other statutory or regulatory provision;

(g)               seek to control or influence the Administrator, the Adviser or their affiliates, the management of a Franklin Templeton Fixed Income Closed-End Fund or their affiliates or the Board of a Franklin Templeton Fixed Income Closed-End Fund;

(h)               institute, solicit, knowingly assist or join any litigation, arbitration or other proceeding against or involving a Franklin Templeton Fixed Income Closed-End Fund or any of the current or former board members or officers (including derivative actions) of such fund; provided, however, that for the avoidance of doubt the foregoing shall not prevent KIM from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, a Franklin Templeton Fixed Income Closed-End Fund against KIM, or (C) responding to or complying with a validly issued legal process;

(i)                 make any public statement or public proposal with respect to (i) any change in the number or term of board members or the filling of any vacancies on the Board of a Franklin Templeton Fixed Income Closed-End Fund, (ii) any change in the capitalization, share purchase program, dividend policy or distribution policy of a Franklin Templeton Fixed Income Closed-End Fund, (iii) any other material change in a Franklin Templeton Fixed Income Closed-End Fund’s management, business or organizational structure with respect to a Franklin Templeton Fixed Income Closed-End Fund, or (iv) any waiver, amendment or modification to the organizational documents of a Franklin Templeton Fixed Income Closed-End Fund;

(j)                 enter into any discussions, negotiations, arrangements or understandings with any person with respect to any of the foregoing, or advise, knowingly assist or knowingly encourage others to take any action with respect to any of the foregoing; or

(k)               publicly request (x) that a Franklin Templeton Fixed Income Closed-End Fund, the Board of such fund or any of their respective representatives amend or waive any provision of this Section 2.1 (including this sentence) or (y) the Board of a Franklin Templeton Fixed Income Closed-End Fund to specifically invite KIM to take any of the actions prohibited by this Section 2.1.

Nothing herein shall be deemed to prohibit KIM from communicating privately with the board members, officers, and investment adviser(s) of any Franklin Templeton Fixed Income Closed-End Fund (including the Administrator, the Adviser or their affiliates) so long as such private communications would not be reasonably determined to trigger public disclosure obligations for any Party or affiliated person (as defined in the 1940 Act) of any Party.

2.2.            KIM covenants and agrees that during the Effective Period, it will:

(a)                appear by proxy or otherwise at any annual or special meeting of shareholders of a Franklin Templeton Fixed Income Closed-End Fund, and cause all shares KIM beneficially owns of such fund as of the record date for such meeting to be counted as present thereat for purposes of a quorum; and

(b)               except for any action that would be in contravention of this Agreement, vote or cause to be voted at any annual or special meeting of shareholders of a Franklin Templeton Fixed Income Closed-End Fund, all of the shares KIM beneficially owns of such fund as of the record date for such meeting (i) in favor of any proposal with respect to which the Board of such fund recommends a vote in favor of such proposal (including in favor of election of the Board’s nominees for election) and (ii) against any proposal with respect to which the Board of such fund recommends a vote against such proposal or any proposal made in opposition to, or in competition or inconsistent with, the recommendation of the Board of such fund (including regarding the election of the Board’s nominees or a shareholder proposal submitted to such fund pursuant to Rule 14a-8 of the Exchange Act or otherwise). KIM also agrees to promptly respond to any request by a Franklin Templeton Fixed Income Closed-End Fund that shares beneficially owned by KIM have been voted in accordance with the foregoing or that proxies have been returned by KIM consistent with the foregoing with respect to such shares prior to the applicable annual or special meeting of shareholders of a Franklin Templeton Fixed Income Closed-End Fund. If any KIM lends any shares of a Franklin Templeton Fixed Income Closed-End Fund to any third party, KIM shall recall any such loan in advance of the record date for any vote of or consent by the shareholders of a Franklin Templeton Fixed Income Closed-End Fund so that KIM shall have full voting rights with respect to all such loaned shares which shall be voted in accordance with this Section 2.2(b).

(c)                Notwithstanding anything to the contrary in Section 2.2(b), KIM may vote against the recommendation of the Board of a Franklin Templeton Fixed Income Closed-End Fund (or abstain from voting) with respect to any proposal to change any investment policy of the fund that may be changed only if authorized in accordance with Section 13(a) of the 1940 Act.

2.3.            Upon the written request of a Franklin Templeton Fixed Income Closed-End Fund, but no more frequently than once each fiscal year of each Franklin Templeton Fixed Income Closed-End Fund, KIM will notify such fund in writing of the number of shares beneficially owned by KIM. KIM shall take all actions practical to prevent KIM from engaging in conduct otherwise prohibited by this Agreement.

2.4.            KIM represents and warrants as follows:

(a)                It has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)               This Agreement has been duly and validly authorized, executed and delivered by it and is enforceable against KIM in accordance with its terms.

(c)                The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not contravene any provision of law applicable to it.

(d)               KIM beneficially owns, directly or indirectly, and has the power to vote all the Common Shares as described in the recitals to this Agreement, and ownership of Common Shares by KIM has at all times complied with applicable provisions of the 1940 Act.

(e)                As of the date hereof, KIM is not a party to any derivative securities, including without limitation any swap or hedging transactions or other derivative agreement, or any securities lending or short sale arrangements, of any nature with respect to the Common Shares.

2.5.            The Fund, the Administrator and the Adviser each represent and warrant as follows:

(a)                It has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)               This Agreement has been duly and validly authorized, executed and delivered by it and is enforceable against it in accordance with its terms.

(c)                The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not contravene any provision of law applicable to it.

Section 3.                Public Announcement

3.1.            No later than one business day following the date of this Agreement, the Fund shall issue one press release substantially in the form attached as Exhibit B (the “Fund Press Release”) and no Party shall make any public statement inconsistent with the Fund Press Release during the Effective Period in connection with the announcement of this Agreement. No Party shall issue additional press releases in connection with this Agreement or the actions contemplated hereby without the prior written consent of the other Party except as provided below. Nothing in this Agreement shall prevent (a) any Party from taking any action required by any governmental or regulatory authority (except to the extent such requirement arose by discretionary acts by any Party), including without limitation any statements, filings, notices or announcements made in the context of an issuer tender offer conducted under Section 13(e)(1) of, or pursuant to Schedule TO under, the Exchange Act, (b) any Party from making any factual statement that is required in any compelled testimony or production of information, either by legal process, by subpoena or as part of a response to a request for information from any governmental authority with jurisdiction over such Party or as otherwise legally required and (c) subject to Section 5.1 of this Agreement, any Party from communicating privately with their respective investors, prospective investors, governance boards and legal counsel regarding the terms of this Agreement.

3.2.            KIM shall promptly prepare and file an amendment to its applicable Schedule 13D filed with the U.S. Securities and Exchange Commission (“SEC”) for the Fund reporting the entry into this Agreement (which will not contain any statement inconsistent with the Fund Press Release and the Item 4 disclosure set forth therein will be in a form materially consistent with the draft previously provided to and not objected to by the Fund). KIM shall also file a copy of this Agreement or a summary thereof as an exhibit to the Schedule 13D amendment.

3.3.            Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that the Fund may not effect a merger, reorganization with another registered investment company for which the Administrator, the Adviser or their affiliates (or with any other funds that are administered, managed or advised by a successor administrator or adviser) serves as administrator or adviser (whether or not the Fund is the surviving company)

nor issue additional shares at any time before the payment of the Tender Offer proceeds. The Parties acknowledge and agree that the Fund may merge or reorganize with another registered investment company for which the Administrator, the Adviser or their affiliates (or with any other funds that are administered, managed or advised by a successor administrator or adviser) serves as administrator or adviser (whether or not the Fund is the surviving company) at any time after the payment of the Tender Offer proceeds. The Fund will ensure that the company surviving any such merger or reorganization with the Fund effects it in a manner that preserves the benefits of this Agreement.

Section 4.                Termination

4.1.            Notwithstanding anything herein to the contrary, if the Fund fails to complete the Tender Offer and distribute the proceeds in cash to the participating shareholders in accordance with this Agreement, this Agreement shall terminate and be of no further force or effect.

4.2.            Otherwise, this Agreement shall remain in full force and effect until the earlier of:

(a)                the end of the Effective Period;

(b)               such other date as may be established by mutual written agreement of the Fund, the Administrator, the Adviser and KIM; and

(c)                upon ten (10) business days’ prior written notice by KIM following any such material breach of this Agreement by the Fund if such breach has not been cured within such notice period, provided that KIM is in material breach of this Agreement at the time such notice is given.

4.3.            Section 6 will survive the termination of this Agreement. No termination pursuant to Section 4.1 relieves any Party from liability for any breach of this Agreement prior to such termination.

Section 5.                No Disparagement

5.1.            For a period of three years from the date of this Agreement, the Fund, the Administrator, the Adviser and KIM shall each refrain from making, and shall cause their respective affiliates and its and their respective principals, directors, members, general partners, officers, agents, advisors, and employees not to make or cause to be made, any statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise, whether true or false, disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of, (a) in the case of such statements or announcements by KIM: the Fund or any of its subsidiaries, administrators or advisers (including the Administrator, the Adviser and their affiliates), or any of its or their respective current, former or future affiliated persons (as defined in the 1940 Act) and direct or indirect parent companies, including (without limitation) any officers, directors, principals, trustees or employees of any of the foregoing (including, without limitation, any statements or announcements regarding the Fund’s strategy, operations, performance, products or services), and (b) in the case of statements or announcements by the Fund, the Administrator, the Adviser and their affiliates: KIM.

Section 6.                Miscellaneous

6.1.            Specific Performance. Each Party hereto hereby acknowledges and agrees that irreparable harm may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to seek specific performance hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of New York, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived. All rights and remedies under this Agreement are cumulative, not exclusive, and will be in addition to all rights and remedies available to any Party at law or in equity.

6.2.            Jurisdiction; Venue; Waiver of Jury Trial. The Parties hereto hereby irrevocably and unconditionally consent to and submit to the jurisdiction of the state or federal courts in the State of New York for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, or the transactions contemplated hereby, in the state or federal courts in the State of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement.

6.3.            Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the Parties hereto. This Agreement supersedes all previous negotiations, representations and discussions by the Parties hereto concerning the subject matter hereof, and integrates the whole of all of their agreements and understanding concerning the same. No prior oral representations or undertakings concerning the subject matter hereof will operate to amend, supersede, or replace any of the terms or conditions set forth in this Agreement, nor will they be relied upon.

6.4.            Third Party Beneficiaries. The Parties agree that the Franklin Templeton Fixed Income Closed-End Funds that are not signatories hereto are intended as third party beneficiaries of this Agreement, and that any such Franklin Templeton Fixed Income Closed-End Fund is entitled to rely on and may enforce the terms and provisions hereof directly as if it were a party hereto.

6.5.            Section Headings. Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.

6.6.            Notice. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto will be validly given, made or served, if in writing and sent by email, with a copy by personal delivery, certified mail, return receipt requested, or by overnight courier service to:

If to the Fund, to:

Western Asset Inflation-Linked Income Fund
620 Eighth Avenue, 49th Floor
New York, New York 10018
Attention: Marc De Oliveira

Secretary and Chief Legal Officer

with a copy to (which copy shall not constitute notice):

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10038
Attention: Bryan Chegwidden and Adam Schlichtmann

If to the Administrator, to:

Legg Mason Partners Fund Advisor, LLC
620 Eighth Avenue, 49th Floor
New York, New York 10018
Attention: Thomas C. Mandia

Secretary

If to the Adviser, to:

Western Asset Management Company, LLC
385 E. Colorado Boulevard
Pasadena, California 91101
Attention: Charles A. Ruys de Perez
General Counsel and Secretary

If to KIM, to

Karpus Investment Management
183 Sully’s Trail

Pittsford, New York 14534
Attention: Daniel L. Lippincott, CFA

Chief Investment Officer

With a copy to (which copy shall not constitute notice):

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attn: Adam Finerman, Esq.

6.7.            Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any provisions of this Agreement in any other jurisdiction. In addition, the Parties agree to use their reasonable commercial efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any such term, provision, covenant or restriction that is held invalid, void or unenforceable by a court of competent jurisdiction.

6.8.            Expenses. All attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the Party incurring such fees, costs or expenses.

6.9.            Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.

6.10.        Binding Effect; No Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Parties hereto. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto and those categories of persons specifically enumerated herein, or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. No Party to this Agreement may, directly or indirectly, assign its rights or delegate its obligations hereunder (whether voluntarily, involuntarily, or by operation of law) without the prior written consent of the other Parties. Any such attempted assignment will be null and void.

6.11.        Amendments; Waivers. No provision of this Agreement may be amended other than by an instrument in writing signed by the Parties hereto, and no provision hereof may be waived other than by an instrument in writing signed by the Party against whom enforcement is sought.

6.12.        Receipt of Adequate Information; No Reliance; Representation by Counsel. Each Party acknowledges that it has received adequate information to enter into this Agreement, that is has not relied on any promise, representation or warranty, express or implied not contained in this Agreement and that it has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party by reason of the foregoing shall have no application and is expressly waived. The provisions of the Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

6.13.        Counterparts; Electronic Execution. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or other electronic means shall be effective as delivery of a manually executed counterparty hereof.

[Signature Pages Follow]

In Witness Whereof, the Parties hereto have executed this Agreement as of the date first above written.

Western Asset Inflation-Linked Income Fund

_____________________________________

Name: Jane E. Trust

Title: President and CEO

Legg Mason Partners Fund Advisor, LLC

_____________________________________

Name: Jane E. Trust

Title:

Western Asset Management Company, LLC

____________________________________

Name: Charles A. Ruys de Perez

Title: Secretary

Karpus Management, Inc. d/b/a Karpus Investment Management,

for and behalf of itself and in the capacities described in the Agreement

_____________________________________

Name: Daniel L. Lippincott, CFA

Title: Chief Investment Officer

EXHIBIT A

SCHEDULE OF Franklin Templeton Fixed Income Closed-End Funds

Western Asset Emerging Markets Debt Fund Inc. (EMD)

Templeton Emerging Markets Income Fund (TEI)

Brandywine GLOBAL – Global Income Opportunities Fund Inc. (BWG)

Western Asset Global Corporate Defined Opportunity Fund Inc. (GDO)

Templeton Global Income Fund (GIM)

Western Asset Mortgage Opportunity Fund Inc. (DMO)

Western Asset Global High Income Fund Inc. (EHI)

Western Asset High Income Opportunity Fund Inc. (HIO)

Western Asset High Income Fund II Inc. (HIX)

Western Asset High Yield Defined Opportunity Fund Inc. (HYI)

Western Asset Investment Grade Defined Opportunity Trust Inc. (IGI)

Western Asset Investment Grade Income Fund Inc. (PAI)

Western Asset Premier Bond Fund (WEA)

Western Asset Inflation-Linked Opportunities & Income Fund (WIW)

Franklin Limited Duration Income Trust Fund (FTF)

Western Asset Municipal High Income Fund Inc. (MHF)

Western Asset Managed Municipals Fund Inc. (MMU)

Western Asset Municipal Partners Fund Inc. (MNP)

Western Asset Municipal Defined Opportunity Trust Inc. (MTT)

Western Asset Intermediate Muni Fund Inc. (SBI)

Franklin Universal Trust (FT)

Western Asset Diversified Income Fund

eXHIBIT b

FUND PRESS RELEASE

Western Asset Inflation-Linked Income Fund Announces Plan for Tender Offer

NEW YORK – (BUSINESS WIRE) – November 24, 2020, 2020. Western Asset Inflation-Linked Income Fund (NYSE: WIA) announced today that the Fund’s Board of Trustees has authorized (subject to certain conditions) a cash tender offer for up to 20% of the Fund’s outstanding common shares (the “Shares”) at a price per Share equal to 99% of the Fund’s net asset value per Share as of the business day immediately following the expiration date of the tender offer. The commencement of the tender offer will be announced at a later date. The Fund will repurchase Shares tendered and accepted in the tender offer in exchange for cash. In the event the tender offer is oversubscribed, Shares will be repurchased on a pro rata basis.

The commencement of the tender offer is pursuant to an agreement (the “Standstill Agreement”) between the Fund and Karpus Investment Management (“Karpus”). During the effective period of the Standstill Agreement, Karpus has agreed to (1) be bound by the terms of the Standstill Agreement, including certain standstill covenants, and (2) vote its Shares on proposals submitted to shareholders in accordance with the recommendation of the Fund’s Board of Trustees (subject to certain limited exclusions). The Fund has been advised that Karpus will file a copy of the Standstill Agreement with the U.S. Securities and Exchange Commission (“SEC”) as an exhibit to its Schedule 13D.

The Fund has not commenced the tender offer described in this release. This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of the Fund and the above statements are not intended to constitute an offer to participate in any tender offer. Information about the tender offer, including its commencement, will be provided by future public announcements. Shareholders will be notified in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended, either by publication or mailing or both. The tender offer will be made only by an offer to purchase, a related letter of transmittal, and other documents to be filed with the SEC. Shareholders of the Fund should read the offer to purchase and tender offer statement and related exhibits when those documents are filed and become available, as they will contain important information about the tender offer. These and other filed documents will be available to investors for free both at the website of the SEC and from the Fund. There can be no assurance that any Share repurchases will reduce or eliminate the discount of the Fund’s market price per Share to the Fund’s net asset value per Share.

Western Asset Inflation-Linked Income Fund, a diversified, closed-end management investment company, is administered by Legg Mason Partners Fund Advisor, LLC (“LMPFA”), is advised by Western Asset Management Company, LLC (“Western Asset”) and is subadvised by Western Asset Management Company Limited (“Western London”), Western Asset Management Company Ltd (“Western Japan”) and Western Asset Management Company Pte. Ltd. (“Western Asset Singapore”). Each of LMPFA, Western Asset, Western London, Western Japan and Western Singapore is an indirect, wholly-owned subsidiary of Franklin Resources, Inc.

This press release may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on each Fund’s current plans and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning such risks and uncertainties are contained in each Fund’s filings with the SEC.

For more information about the Fund, please call Investor Relations: 1-888-777-0102, or consult each Fund’s web site at www.lmcef.com. The information contained on each Fund’s web site is not part of this press release. Hard copies of each Fund’s complete audited financial statements are available free of charge upon request.

Media Contact: Fund Investor Services-1-888-777-0102